Exhibit 99.2
FOR IMMEDIATE RELEASE
Wednesday, April 27, 2011
7:30 A.M. CDT
TELEVISION COMPANY BELO CORP. (BLC) LIFTS DIVIDEND SUSPENSION;
ANNOUNCES QUARTERLY DIVIDEND
     DALLAS — Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly- traded television companies, announced today that its Board of Directors declared a quarterly cash dividend for the third quarter 2011 of $0.05 for each outstanding share of Series A stock and Series B stock to be paid September 2, 2011, to shareholders of record on August 12, 2011.
     Belo suspended its dividend during the recession in the second quarter of 2009 to preserve cash and focus primarily on debt reduction. Since the suspension of the dividend, the Company has reduced its debt by approximately $180 million and lowered its total leverage ratio from 5.3 times at June 30, 2009, to 3.6 times at March 31, 2011.
About Belo Corp.
     Belo Corp. (BLC), one of the nation’s largest pure-play, publicly-traded television companies, owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Treasury Operations, at 214-977-4465.